Agreement for Web Services

Date: October 24, 2006

Agreement between Market Pathways Financial Relations Inc. (MP) and Sweetwater Capital Corp. (SCC) located at 420-475 Howe Street, Vancouver, BC Canada V6C 2B3 - phone 604-606-7976 – on behalf of Global Green Solutions Inc. (OTCBB: GGRN). MP agrees to provide advertising and distribution services via its Web properties and to its proprietary database of 1-million+ subscribers. MP and SCC may sometimes herein be referred to individually as the “Party” and collectively as the “Parties.”

MP will disseminate approved information regarding GGRN on mutually agreed upon dates, subject to the availability of the publication, as follows:

e-Mail Distribution Program & Terms

a.	One Company Profile with email distribution to our database of 1 million+ individual investors.
b.	Four news-oriented distributions featuring GGRN to our database of 1 million+ investors.
c.	Four SmallCap Sentinel pieces distributed via enhanced news wire “investment opinion circuit”

Payment shall be $24,000 US delivered via wire transfer as follows:

Wells Fargo Bank - Phone: 888-384-8400
464 California Street, San Francisco, CA 94104

ABA Routing # 121000248                      To Credit Account # 0206995414
Account Name:  Market Pathways Financial Relations, Inc.
INTERNATIONAL SWIFT CODE:  WFBIUS6S

SCC understands that this Agreement does not entitle it to ownership of the proprietary database owned by MP. MP will only “lease” access to the list as described above. Since MP must at all times rely upon the accuracy and completeness of information supplied to it by SCC, SCC agrees to indemnify, hold harmless, and defend, MP, its officers, directors, agents, employees and other representatives at its expense, in any proceeding or suit, which may arise out of and/or due to (i) the negligence of SCC or its officers, directors, agents, employees or other representatives that may arise from the inaccuracy or incompleteness of such material supplied by SCC to MP, or (ii) any breach of any covenant or warranty of SCC in this Agreement.

The Parties to this Agreement understand that this program is designed to expose GGRN to MP’s database. MP makes no warranty that such exposure will create volume, buying or price appreciation for GGRN shares.

MP will compile a profile on GGRN from available information. MP will edit, comment and suggest copy changes for GGRN; however SCC is responsible for creating or supplying all original content and for approval of the finished copy and content. SCC will approve any content it requests MP to distribute on its behalf and SCC will take full responsibility for that content. SCC understands that this program has been discounted based upon a multiple placement commitment and that earlier termination of the program will not result in a discount or refund.

This Agreement and the rights of the Parties hereunder, shall be governed by and construed in accordance with the laws of the State of California, including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Any legal action involving this Agreement or the Parties’ relationship shall be brought in the state or federal courts located in Orange County, California.

In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing Party in any such proceeding shall be entitled to recover from the losing Party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

Market Pathways Financial Relations, Inc.	Email: sts@marketpathways.com
178595 Harvard Ave, Suite C519	Phone: 949-955-0107
Irvine, CA 92614	Fax: 949-705-6624

Market Pathways agrees:	Sweetwater Capital Corp. agrees:

Shannon Squyres, President	Jim Baglot, Pres